Exhibit 99.1

For release Western Circuit and Analyst Wire.

May 20, 2005

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES RESULTS FOR SECOND QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the second quarter (12 weeks) ended April 15, 2005 of $27,714,000, a decrease of 9.3% compared to sales in the second twelve weeks of the prior fiscal year. The Company incurred a net loss of $650,000 in the second quarter of 2005 versus a loss of $209,000 in the same quarter of 2004.

Sales for the first half (24 weeks) of the 2005 fiscal year were $61,305,000, a 6.9% decrease compared to the same period in 2004. The Company incurred a net loss of $846,000 in the first half of 2005 compared to a net loss of $346,000 in the first half of last year. The gross margin decreased slightly on a comparative basis due primarily to higher commodity costs and lower facility utilization.

Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 9,998,000 shares of common stock outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended Apr 15, 2005	12 Weeks Ended Apr 16, 2004
Sales	$27,714,000	$30,541,000
Cost of sales	$17,860,000	$19,359,000
Selling, general & administrative expenses	$9,874,000	$10,512,000
Depreciation	$1,029,000	$1,006,000
Loss before taxes	$(1,049,000)	$(336,000)
Income tax benefit	$(399,000)	$(127,000)
Net loss	$(650,000)	$(209,000)
Basic loss per share	$(0.07)	$(0.02)
Average shares outstanding	9,998,000	10,247,000

	24 Weeks Ended Apr 15, 2005	24 Weeks Ended Apr 16, 2004
Sales	$61,305,000	$65,863,000
Cost of sales	$40,431,000	$43,225,000
Selling, general & administrative expenses	$20,182,000	$21,176,000
Depreciation	$2,057,000	$2,020,000
Loss before taxes	$(1,365,000)	$(558,000)
Income tax benefit	$(519,000)	$(212,000)
Net loss	$(846,000)	$(346,000)
Basic loss per share	$(0.08)	$(0.03)
Average shares outstanding	9,999,000	10,256,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533